EXHIBIT 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-280720) of Telecom Argentina S.A. of our report dated February 28, 2025, except for the effects of the recast of the financial statements to measure them in current currency as of September 30, 2025, as described in Note 1.a) to the consolidated financial statements, as to which the date is December 11, 2025, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 6-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICE WATERHOUSE & CO. S.R.L.

/s/ Alejandro Javier Rosa
Alejandro Javier Rosa

Autonomous City of Buenos Aires, Argentina
February 10, 2026